Exhibit 10.1
FORBEARANCE AGREEMENT
     THIS FORBEARANCE AGREEMENT (“Agreement”), is entered into as of this 26th day of October, 2007, among is made by and between Max & Erma’s Restaurants, Inc., a Delaware corporation (the “Company”), and National City Bank, individually and as agent (the “Bank”).
WITNESSETH:
     WHEREAS, the Company and the Bank, are parties to that certain Sixth Amended and Restated Revolving Credit Agreement dated May 4, 2006, as amended by Amendment No. 1 dated as of December 14, 2006 and a letter agreement dated September 4, 2007 (collectively, the “Loan Agreement”); and
     WHEREAS, the Company granted to the Bank a security interest in various collateral pursuant to (a) the Third Amended and Restated Security Agreement dated January 7, 2000 as amended by Amendment No. 1 dated October 19, 2001, Amendment No. 2 dated April 30, 2002, Amendment No. 3 dated March 1, 2003, Amendment No. 4 dated as of September 22, 2003 and Amendment No. 5 dated as of the date hereof (collectively, the “Personal Property Security Agreement”), (b) the Amended and Restated Intellectual Property Security Agreement dated as of January 7, 2000, as amended by Amendment No. 1 dated October 19, 2001, Amendment No. 2 dated September 22, 2003 and Amendment No. 3 dated January 26, 2007 (collectively, the “Intellectual Property Security Agreement”) and (c) various Leasehold Open End Mortgage, Fixture Filing, Security Agreements and Assignment of Subleases and Rents dated as of May 4, 2005 (the “Leasehold Mortgages” and, collectively with the Personal Property Security Agreement and the Intellectual Property Security Agreement, the “Security Agreements”); and
     WHEREAS, the Company issued to the Bank (a) a Second Amended and Restated Revolving Credit Note dated as of May 4, 2006 in the original principal amount of $15,000,000 (the “Revolving Note”), and (b) a Second Amended and Restated Term Promissory Note dated as of May 4, 2006 in the amount of $12,800,000 (the “Term Note” and, collectively with the Revolving Note, the “Notes”).
     WHEREAS, the Company has indicated that it may not be able to comply with the financial covenants set forth in the Loan Agreement; and
     WHEREAS, the Bank has agreed to amend the financial covenants of the Loan Agreement upon the complete performance by the Company of the terms and conditions set forth herein; and
     WHEREAS, terms not otherwise defined herein are used as defined in the Loan Agreement (or, if not defined in the Loan Agreement, as defined in the Security Agreements (collectively with this Agreement, the “Loan Documents”)).

AGREEMENT
     In consideration of the foregoing, the sufficiency of which is acknowledged, the parties agree as follows:
1. Acknowledgment of Maturity. The parties agree that the Company is presently obligated to pay all of its obligations under the Loan Agreement to the Bank as the same become due and payable, all without setoff, counter-claim or defenses. The parties further acknowledge and agree that all of the Loan Documents are valid and enforceable by the Bank, and that a default under any one document constitutes a default under all of the Loan Documents and this Agreement.
2. Forbearance Period The Bank agrees to reset the financial covenants of the Loan Agreement as described in Section 2.1 below from the date hereof until March 31, 2009 (the “Forbearance Period”). The Bank agrees to comply with this request subject to the performance by the Company of the arrangements set forth herein. The Bank has not agreed and is not obligated to extend this Agreement beyond the termination of the Forbearance Period.
     2.1. Financial Covenants. The covenants set forth in Section 6.2 of the Loan Agreement are hereby suspended until October 27, 2008 and replaced with the following: The Company will maintain a minimum Adjusted EBITDA of (a) $750,000 for the fiscal quarter ending on October 28, 2007, (b) $2,200,000 for the fiscal quarter ending on February 17, 2008 and (c) $1,500,000 for the fiscal quarters ending on May 11, 2008, August 3, 2008 and October 26, 2008. For purposes of this Agreement, “Adjusted EBITDA” will include an add-back for pre-opening expenses, in addition to the other add-backs included in the definition of “Adjusted EBITDA” set forth in the Loan Agreement. If the Company has not complied with the provisions of Section 2.5 below prior to November 1, 2008, then the covenants set forth in Section 6.2 of the Loan Agreement (specifically, the September 4, 2007 letter agreement) shall be reinstated; provided, however, that Section 6.2(b) and Section 6.2(e) are hereby deleted from the Loan Agreement. Upon termination of the Forbearance Period other than pursuant to Section 2.5 of this Agreement, the covenants set forth in Section 6.2 of the Loan Agreement shall be reset to the covenants set forth in the Loan Agreement; provided, however, that the covenants set forth at Section 6.2(b) and Section 6.2(e) are hereby deleted from the Loan Agreement.
     2.2. New Restaurants. During the Forbearance Period, the Company shall not commit to open any new restaurants.
     2.3. Capital Expenditures. The Company shall not permit Capital Expenditures in fiscal 2008 (the fiscal year ended October 26, 2008) to exceed $2,600,000 exclusive of $800,000 already committed for the remodeling of three restaurants and exclusive of landlord remodeling allowances. After October 27. 2008 and during the remainder of the Forbearance Period, the Company shall not permit Capital Expenditures to exceed $1,083,333, exclusive of landlord remodeling allowances.
     2.4. Dividends. During the Forbearance Period, the Company will not declare or pay any dividends on, or make any distribution with respect to, any shares of capital stock of the Company of any class.
     2.5. Equity Increase or Sale. The Company will diligently pursue an effort to raise equity or sell the Company (a “Capital Transaction”) prior to June 30, 2008. The Bank shall have the right to terminate this Agreement and exercise any available remedies under the Loan Documents if, at any time, the Bank determines in its sole discretion that the Company is not diligently pursuing the effort to consummate a Capital Transaction, or if the amount of equity proposed to be raised by the Company is insufficient; provided, however, that the modification of the financial covenants pursuant to Section 2.1 of this Agreement shall survive and remain effective until March 31, 2009 notwithstanding termination of this Agreement pursuant to this Section 2.5; provided, further, however that the covenants set forth at Section 6.2(b) and Section 6.2(e) will remain deleted from the Loan Agreement. If the Company does not close a Capital Transaction by June 30, 2008, then the Company will immediately commence an effort to obtain a new banking relationship.
     2.6. Malenick Bridge Loan. The Company shall receive a $2,000,000 loan from Donald Malenick on or prior to October 31, 2007 on terms and conditions satisfactory to the Bank in its sole discretion (the “Malenick Loan”). The Company will use the proceeds of the Malenick Loan only for working capital purposes. The Bank shall permit the Malenick Loan to be secured by the Company’s right to receive a construction allowance payment of $1,200,000 form South Strabane, LLC for reimbursement of tenant construction improvements to a store in Washington, Pennsylvania. The documents evidencing the Malenick Loan are attached hereto as Exhibit 2.6.
     2.7. FM Mezzanine Partners, LLC Payments. The Company shall have amended its loan documentation with FM Mezzanine Partners, LLC so that the interest payments previously required to be made by the Company thereunder on December 31, 2007 and March 31, 2008 shall be amended as set forth in the First Amendment to Note Purchase Agreement attached hereto as Exhibit 2.7. to require the Company to pay reduced interest on such dates, with the remainder of any unpaid interest not due and payable until the later of (a) the closing of a Capital Transaction (as defined in Section 2.5 above) satisfactory to the Bank or (b) June 30, 2008 (as long as any such payment on or after June 30, 2008 does not cause the Company to violate any of the terms of the Loan Agreement, including without limitation the provisions of Section 6.2 thereof). The documents evidencing the amendments to the FM Mezzanine Partners, LLC loan documents are attached hereto as Exhibit 2.7, and the Bank hereby consents to such amendments as evidenced thereby.
3. Acknowledgment of Balance Owed. The balance owed to the Bank includes all advances by the Bank to the Company, all accrued interest and all collection and loan fees, including but not limited to, service charges, title and UCC search fees, audit fees, environmental audit and response costs, and fees of inside and outside counsel for the Bank (the “Total Indebtedness”). As of the date hereof, the outstanding principal and interest on the Loan Documents was as follows:

Note	Principal	Interest	Total

Revolving Note	$15,000,000	$249,791.67	$15,249,791.67
Term Note	$9,800,000	$207,773.61	$10,007,773.61
4. Closing Costs; Scheduled Interest and Principal Payments; Fees.
     4.1. Closing Costs. The Company will pay to the Bank on the date hereof all of the outstanding out-of-pocket expenses of the Bank. This amount includes, without limitation, the legal fees and expenses of Bailey Cavalieri LLC.
     4.2. Scheduled Interest and Principal Payments. Interest shall accrue on the Notes during the Forbearance Period at the rate set forth therein, and interest and principal that become due and payable under the Notes and the Loan Agreement during the Forbearance Period shall be paid as required therein.
     4.3 Forbearance Fee. If the Company completes a Capital Transaction (as defined in Section 2.5 above) to the satisfaction of the Bank on or before June 30, 2008, then the Company shall pay (upon the closing of such Capital Transaction) a fee to the Bank equal to one half percent (0.5%) of the total amount owing under the Notes as set forth in Section 3 above. If the Company fails to complete a Capital Transaction (as defined in Section 2.5 above) to the satisfaction of the Bank on or before June 30, 2008, then the Company shall pay a fee to the Bank equal to one percent (1.0%) of the total amount owing under the Notes as set forth in Section 3 above, with such fee being payable upon the earlier of (a) the closing of a Capital Transaction satisfactory to the bank or (b) the next four succeeding fiscal quarter ends thereafter, with twenty five percent (25%) of such fee being payable upon each such date.
5. Acknowledgment of Continued Validity of Security Interest. The security interests granted to the Bank by the Company in its property pursuant to the Security Agreements are and will remain as valid security interests, prior in interest to any other security interest in such property, for the repayment of the Total Indebtedness.
6. Release and Waiver of Any Claims and Defenses.
     6.1 The Company represents that, from the beginning of time to and including the date of this Agreement, it has no cause of action, claim or defense of any kind, by way of offset or otherwise, to payment in full of the Total Indebtedness, to the Loan Documents or any instrument or document executed in conjunction therewith, including this Agreement, or any claims whatsoever against the Bank, whether known or unknown, of any nature whatsoever, its past and present shareholders, directors, officers, attorneys, agents, employees or assigns, and all of their respective heirs, executors, predecessors, successors and assigns, arising out of the lending relationships between them and the Bank. To the extent that any claim, set-off or defense exists, the Company, for itself, its successors and assigns, voluntarily and with full knowledge of its rights and after the opportunity to consult with legal counsel, releases and waives the same.
     6.2 In addition to and not in limitation of the foregoing Section 6.1, the Company further acknowledges and agrees that the Bank’s action to date, in connection with or in the administration of the Loan Documents, has been reasonable, appropriate, and does not constitute and has not constituted interference with or an attempt to control or actual control of any assets or operations of any businesses of the Company.
7. Loan Documents. Except as otherwise set forth herein, the Company shall continue to be bound by the terms, covenants and conditions of the Loan Documents during the Forbearance Period.
8. Warranty of Compliance with Applicable Laws. The Company represents and warrants that it is in material compliance with any and all applicable federal, state and local ordinances, including but not limited to those, if applicable, pertaining to labor and taxation.
9. Termination of Financing Arrangements/Events of Default. The forbearance of the Bank hereunder shall terminate upon the earliest to occur of the following: (a) a default under this Agreement or a material breach of this Agreement; (b) the occurrence of an Event of Default as defined in the Loan Documents; or (c) the expiration of the Forbearance Period.
10. Rights and Remedies of the Bank Upon Termination. Upon the termination of the forbearance under Section 9 above, the Bank may exercise all rights and remedies then available to the Bank, as stated in the Loan Documents, under the Uniform Commercial Code, and under any other laws of the State of Ohio.
11. Supremacy. Future administration of the financing arrangements between the Company and the Bank shall be governed by the terms and conditions of the Loan Documents, except to the extent amended or supplemented by this Agreement. To the extent that any provision of this Agreement conflicts with any term or condition set forth in the Loan Documents, the provisions of this Agreement shall supersede and control.
12. Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, including its conflicts of law rules. In the event that litigation is deemed necessary by any party to enforce or determine the effect of any provision of this Agreement, such litigation shall be commenced only in a State or Federal Court located in Franklin County, Ohio.
13. Severability. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from the remainder of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not be adversely affected or impaired thereby and shall remain in full force and effect.
14. The Bank’s Right to Partially Enforce Agreements. No delay on the part of the Bank in the exercise of any right or remedy hereunder or under any of the Loan Documents shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy hereunder or under any of the Loan Documents shall preclude any other right or remedy. No waiver or indulgence by the Bank of any default remedy hereunder or under any of the Loan Documents shall be effective unless in writing and signed by the Bank, nor shall a waiver of any default on one occasion be construed as a waiver of that default on any future occasion.
15. Execution of Additional Documents. The Company will execute and deliver to the Bank such additional instruments, mortgages, assignments, financing statements and other documents as the Bank deem appropriate to effectuate this Agreement.
16. Acknowledgment of Reasonableness of Agreement. The Company states that it has carefully read this Agreement and that it is fair and reasonable, that it has had the opportunity to seek advice of counsel before signing and that the Bank has, in fact, encouraged the Company to consult with counsel before signing this Agreement.
17. Incorporation. This Agreement contains the complete and entire understanding of the parties. Any amendment or modification to this Agreement must be made in writing and signed by the parties.
18. Confession of Judgment. The Company hereby authorizes any attorney at law to appear for it, in an action on this Agreement, as herein provided, in any court of record in or of the State of Ohio, or elsewhere, to waive the issuing and service of process against the Company and to confess judgment in favor of the holder hereof against the Company for the amount that may be due, with interest at the rate therein mentioned and costs of suit, and to waive and release all errors in said proceedings and judgment, and all petitions in error, and right of appeal from the judgment rendered.

     The Company and the Bank have executed this instrument as of this 26th day of October, 2007.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

MAX & ERMA’S RESTAURANTS, INC.			NATIONAL CITY BANK

By:	/s/ William C. Niegsch, Jr.		By:	/s/ Douglas E. Houser

	Name:	William C. Niegsch, Jr.		Name:	Douglas E. Houser
	Its:	Chief Financial Officer		Its:	Senior Vice President